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For Immediate Release

May 22, 1996

Contacts:              A. Douglas Haynes                  Susan Pierter
                       Centura                            Hannaford
                       (919) 977-8429                     (207)885-2760
                       dhaynes@centura.com



CENTURA SIGNS DEAL TO PUT 33 BANKS IN HANNAFORD SUPERMARKETS

         ROCKY MOUNT, N.C. -- Centura Banks Inc. (NYSE: CBC) has reached an agreement with Hannaford Bros. Co. (NYSE: HRD), one of the nation's largest food retailers, under which Centura will open 33 full-service financial centers in Hannaford stores in the Southeast during the next 18 months. The agreement marks a major new initiative by Centura to make banking and money management services more convenient.
         Under the agreement, Centura is scheduled to open 14 financial centers in Hannaford Supermarkets by year end and the remainder by the end of 1997. The stores are located in North Carolina, South Carolina and Virginia, marking Centura's first venture outside of North Carolina. The agreement will make Centura the largest operator of supermarket financial service centers in North Carolina.
         "Our decision to aggressively pursue in-store banking is part of Centura's overall strategy to deliver money management services to our customers at locations and times that are most convenient to them," said Robert R. Mauldin, Centura's chairman and chief executive officer. "We can best achieve this by serving our customers as a retailer of financial services, and supermarkets are a proven environment for reaching our customers effectively."
         Hannaford, headquartered in Scarborough, Maine, is the 16th largest food retailer in the United States in terms of sales. Hannaford operates a total of 134 supermarkets in New England


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and the Southeast, and is looking at Southeast expansion as a significant step toward achieving its long-term goals for company growth. The company opened seven stores in the region during 1995, plans to open 10 stores this year in North Carolina and Virginia and more in the future. Centura has agreed to open financial centers in most Hannaford stores in North Carolina and select stores in Virginia and South Carolina.
         "Hannaford is a highly successful supermarket company with a distinctive value franchise and strong track record for expanding in new markets," Mauldin said. "We feel very confident about their retailing abilities and are pleased to be doing business with them."
         "Centura is a progressive, retail-oriented operation and our relationship with them in our Southeast stores will greatly enhance the services available to our customers," said Hannaford President and CEO Hugh G. Farrington.
         In-store banking services have become a very important part of the supermarket shopping experience. According to a recent industry survey, shoppers consider in-store banking more important than a bakery, restaurant/deli, florist, pharmacy or any of several other supermarket departments.
         For Centura, supermarket banking is an important new way of providing convenience to its customers and expanding its customer base. The company has dedicated an employee management team to the project, headed by Jackie Wellons, group market manager for in-store banking. The group will function separately within Centura's existing sales and service structure and will be staffed predominantly by employees hired from outside the banking industry.
          "We have studied and had discussions with all the major supermarket banking providers and have a strong understanding for what it takes to succeed in this business," said Robert James, Centura's director of market planning and customer development. "We will provide clients with more convenience, a broader range of financial services such as insurance and securities, and outstanding customer service. We believe this strategy will help us attract many new customers who are looking for easier ways to handle their finances."



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         Centura will open its first supermarket financial center next week in a
Harris-Teeter supermarket in Hickory, N.C. The Hannaford agreement allows
Centura to supplement existing locations in markets like Raleigh, Charlotte, and Wilmington, N.C., and enter out-of-state markets such as Norfolk and Virginia Beach, Va., and Rock Hill, S.C.
         "In-store banking also allows us to provide complete money manager services at much lower fixed and operating costs compared with traditional brick-and-mortar branches," Mauldin said. "As a result of this shift in strategy, we expect to close some free-standing financial centers where we see redundancies. When you combine the savings with the revenue potential resulting from signing up new convenience-minded customers, this is a very attractive opportunity to add value for our shareholders."
         The in-store banks will be open seven days a week, offering a full line of financial services. The markets will be staffed by Centura employees who have wide-ranging responsibilities, from taking deposits to opening new accounts. These employees also will circulate in the store, talking with shoppers about Centura and its services. The in-store markets also will feature ATM machines, private areas for consultations, phones linked to the company's telephone banking center, Centura Highway and a demonstration area for its Online Money Management service.
         With assets of $5.5 billion, Centura offers a full range of banking, investment, insurance and trust services to individuals and businesses throughout North Carolina. It provides services through 154 financial centers, more than 200 ATMs at financial centers, Wal-Mart and Sam's stores, its Centura Highway telephone banking center and Quicken and Microsoft Money, the leading personal finance software packages. A copy of this release and additional information about Centura are available on the Internet at http://www.centura.com.


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